Exhibit 99.1

Hepion Pharmaceuticals Announces USAN Selection of “Rencofilstat” as Nonproprietary Name for CRV431

EDISON, N.J., January 6, 2022 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and other liver diseases, today announced the United States Adopted Names (“USAN”) Council has adopted the nonproprietary name “rencofilstat” for the Company’s lead drug candidate, CRV431.

The USAN Council (tri-sponsored by the American Medical Association, the United States Pharmacopeia, and the American Pharmacists Association) works closely with the International Nonproprietary Name Programme of the World Health Organization and various national nomenclature groups to achieve global standardization and unification of drug nomenclature and related rules with the goal of ensuring that drug information is communicated accurately and unambiguously.

Going forward, Hepion will use the name “rencofilstat” in upcoming publications and public statements, at conferences and other forums, as the Company continues to advance the drug’s clinical development.

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH, and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was soon followed in December 2021 by the FDA’s acceptance of Hepion’s investigational new drug (IND) application for rencofilstat for the treatment of hepatocellular carcinoma (HCC).

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to encoflistat, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for encoflistat to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com